Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces

Appointment of Timothy Cutt as Chief Executive Officer

HOUSTON, TX — May 31, 2016 (BUSINESS WIRE) – Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced the appointment of Timothy J. Cutt as Chief Executive Officer and as a Class I member of the Board of Directors, each effective July 2, 2016. Mr. Cutt brings over 30 years of oil and gas experience, most recently as President, Petroleum of BHP Billiton where he was accountable for its global oil and gas business. Mr. Cutt assumes the CEO role from Joseph H. Bryant who has resigned as the Company’s Chairman of the Board and Chief Executive Officer, and as a member of the Board of Directors, each effective June 1, 2016. In connection with Mr. Bryant’s resignation, William P. Utt, the Company’s lead independent director, has been appointed as Interim Chairman of the Board of Directors and Van P. Whitfield, the Company’s Executive Vice President and Chief Operating Officer, has been appointed as Interim Chief Executive Officer, each effective June 1, 2016. In addition, Mr. Whitfield has been appointed as a Class II member of the Board of Directors.

Interim Chairman Mr. Utt said: “We thank Joe for his vision and leadership since Cobalt’s founding in 2005. As Cobalt transitions from a preeminent exploration company to one combining significant exploration and production capabilities, on behalf of all of Cobalt, I welcome Tim as our new CEO and as a member of the Board. Tim is the right executive to come aboard at a critical time for the company. I also want to thank Van Whitfield for agreeing to serve as Cobalt’s Interim Chief Executive Officer with Joe’s resignation. As Chief Operating Officer, Van has the operating experience and deep institutional knowledge of Cobalt to assume the reins before Tim joins Cobalt. We look forward to working with both of these executives during this transition as we continue the journey to best position Cobalt for the future.”

“I am honored and very excited to join the Cobalt team,” said Mr. Cutt. “Cobalt has been able to achieve exceptional exploration success over the years, competing with the largest companies in the world in a very capital intensive industry. I look forward to taking Cobalt into its next chapter by driving our discoveries to meaningful production and solidifying Cobalt’s future as a leading independent E&P company. What the Cobalt team has accomplished is outstanding and I very much look forward to building upon these achievements.”

Mr. Cutt, 56, served as President, Petroleum of BHP Billiton, accountable for its global oil and gas business from July 2013 until March 2016. Mr. Cutt joined BHP Billiton in 2007 as the President of the Production Division in the Petroleum business where he was accountable for running operations in the UK, Pakistan, Trinidad & Tobago, Algeria, Australia and the US. During this time, he was instrumental in building the operating capacity for BHP Billiton’s Deepwater Business. Before joining BHP Billiton, Mr. Cutt held positions in engineering, operations and senior management for 25 years with Mobil Oil Corporation and then ExxonMobil. During this time he spent 10 years supporting exploration and production activities in the Gulf of Mexico and held positions of President Hibernia Management and Development Co. and President of ExxonMobil de Venezuela. Mr. Cutt is a graduate of Louisiana Tech University with a Bachelor of Science Degree in Petroleum Engineering.

In connection with Mr. Cutt’s employment and in accordance with New York Stock Exchange rules regarding employment inducement awards, Cobalt will grant Mr. Cutt a one-time initial equity award of service-based restricted shares of the Company’s common stock with a value on grant date of $4 million. The award of service-based restricted stock will vest in three equal installments on each of the first three anniversaries of the grant date, subject to Mr. Cutt’s continued employment with Cobalt on each such date or a qualifying termination of employment. The award was granted outside of Cobalt’s current equity compensation plan and is intended to qualify as an “employment inducement award” within the meaning of New York Stock Exchange Listing Rule 303A.08, which rule requires public announcement of inducement awards. Except as described above, the inducement award has substantially the same terms and conditions as other awards granted by Cobalt to its executive officers.

Conference Call

A conference call for investors will be held Tuesday, May 31, 2016 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s Chief Executive Officer transition. Hosting the call will be Mr. William P. Utt, Interim Chairman, and Mr. Van P. Whitfield, Interim Chief Executive Officer.

The call can be accessed live over the telephone by dialing (855) 327-6837, or for international callers (631) 891-4304. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 10001300. The replay will be available until June 14, 2016.

About Cobalt

Cobalt International Energy, Inc. (NYSE: CIE) is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts Investor Relations: Rob Cordray Director, Investor Relations +1 (713) 579-9126	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115